EXHIBIT 99.1

AMCORE Financial, Inc. Reports Reduced 4th Quarter Loss; Non-accrual Loans Decline 22%

ROCKFORD, Ill., Feb. 1, 2010 (GLOBE NEWSWIRE) -- AMCORE Financial, Inc. (Nasdaq:AMFI) today announced financial results for the fourth quarter and the year ended December 31, 2009.

(Numbers in Thousands, Except Per Share Data)
	4th quarter 2009	YTD 2009	4th quarter 2008	YTD 2008
Net Revenues	$35,061	$160,811	$43,873	$206,487
Net Loss	($26,266)	($223,783)	($32,119)	($97,799)
Diluted Shares	23,072	22,876	22,652	22,629
Diluted EPS	($1.14)	($9.78)	($1.42)	($4.32)

AMCORE reported a net loss of ($26.3) million for fourth quarter 2009, compared to a net loss of ($32.1) million in the prior-year period and a net loss of ($156.4) million in the previous quarter. Loss per diluted share was ($1.14) for fourth quarter 2009, compared to ($1.42) per diluted share in fourth quarter 2008, and ($6.81) in the previous quarter. Full year 2009 loss per diluted share was ($9.78) compared to ($4.32) per diluted share in 2008. AMCORE’s net loss for the full year 2009 was ($223.8) million compared to ($97.8) million in 2008. Full year 2009 results include a $118 million charge ($5.16 per diluted share) for a deferred tax valuation allowance taken in the third quarter.

“Our strategy continues to focus on a series of initiatives designed to improve asset quality, capital ratios and operational efficiencies in order to better position AMCORE to attract capital and support our core markets,” said William R. McManaman, Chairman and CEO of AMCORE. “For the first time since fourth quarter 2007, AMCORE realized meaningful credit quality improvements. In the fourth quarter, we were aggressive in our charge-offs and continue to work to reduce our non-accrual loans. Additionally, the cumulative improvement to the bank’s capital position from the actions completed in the fourth quarter and the sale of the Central Illinois branches to be completed by the end of the first quarter 2010 will approximate $95 million in equivalent total risk-based capital.”

The following was accomplished during the quarter.

  Non-accrual loans decreased $93 million, or 22 percent, compared to the previous quarter.
  Non-performing loans decreased $81 million, or 19 percent, compared to the previous quarter.
  The decrease in non-accrual and non-performing loans was achieved, in part, through the highest settlement and collection recoveries in the past two years, which were $31 million in the fourth quarter.
  Commercial loans moving from performing to non-performing were at their lowest level in eight quarters at approximately $27 million.
  Core operating costs, excluding restructuring and loan related costs as well as regular FDIC insurance costs, have declined approximately $30 million on an annualized basis.
  AMCORE maintained cash equivalents and other liquid assets of approximately $625 million at quarter end, up from $575 million for the previous quarter end, as part of its continued liquidity management efforts.

“These accomplishments represent progress and are the result of our hard work and diligent management of our portfolio,” said Mr. McManaman. “As the economy begins to stabilize, AMCORE’s ability to restructure loans and customers’ ability to repay their debt will improve. We remain committed to delivering the highest quality service to our customers and our employees are dedicated in their efforts to strengthen our Company. We continue to be aware of how important we are to the communities we serve and we are acutely aware of how important they are to us.”

During the quarter, AMCORE continued to take actions to improve its capital ratios and the bank’s total risk-based capital ratio increased to 7.1 percent at December 31, 2009, up from 6.9 percent at September 30, 2009. This improvement in the total capital ratio was less than expected, primarily due to the level of charge-offs and provisions for loan losses. The events during the fourth quarter that contributed to total capital included:

  The sale of $136 million in non-strategic, non-relationship loans, the equivalent of raising approximately $7 million of capital.
  The completed sale in November of four rural Wisconsin branches with $87 million in loans, the equivalent of raising approximately $7 million of capital.
  Recent tax legislation that will result in federal income tax refunds totaling $30.7 million, a direct improvement to capital.

In addition, the recently announced sale of 14 locations to Midland States Bank, Effingham, IL, scheduled to be completed by the end of the first quarter, is expected to improve the bank’s position approximately $50 million in equivalent total risk-based capital.

Headlines

  Net Interest Income -- Net interest income was $16.3 million or 1.68 percent of average earning assets in fourth quarter 2009, compared to $18.0 million or 1.67 percent of average earning assets in third quarter 2009 and $26.9 million or 2.37 percent of average earning assets in fourth quarter 2008. The decrease in margin from a year ago was primarily due to the cost of increasing liquidity and the affect of shrinking the balance sheet in an effort to reduce non-strategic, non-relationship based credits.
  Company actions to reduce non-relationship credits and asset sales resulted in a decrease in average loan balances of nine percent, or $292 million, to $2.9 billion compared to third quarter 2009, while ending balances decreased $886 million, or 29 percent, to $2.2 billion. Loans held for investment also declined due to a $491 million reclassification to loans held for sale, primarily related to the recently announced branch sales in Central Illinois.
  Average bank issued deposits decreased six percent, or $177 million compared to third quarter 2009, while ending balances decreased $296 million, or 10 percent, to $2.6 billion, reflecting $166 million in deposits included in the Wisconsin branch sales. When the Wisconsin branch sales are excluded, ending balances for non-interest and interest bearing deposits remained flat compared to the previous quarter. Deposits of approximately $540 million related to the recently announced branch sale continue to be included in bank issued deposits until closing.
  Average investment securities and short-term investments decreased a combined $148 million compared to third quarter 2009. The decrease from the previous quarter reflects the usage of investment portfolio proceeds to pay down wholesale funding.
  Provision for Loan Losses and Credit Quality -- Provision for loan losses was $50.2 million, a $10.1 million decrease from $60.3 million in third quarter 2009 and a $7.3 million decrease from $57.5 million in fourth quarter 2008.
  Non-performing loans, net of charge-downs and settlements,were $350 million at December 31, 2009, compared to $431 million at September 30, 2009 and $313 million at December 31, 2008. Non-performing loans include non-accrual loans, loans 90 days past due and still accruing interest, and troubled loans that have been restructured.
  Delinquencies declined by $3 million, or six percent, to $54 million compared to third quarter 2009, their lowest level since fourth quarter 2006.
  Net charge-offs were $64.8 million compared to $59.4 million in third quarter 2009 and $55.9 million in fourth quarter 2008. The increase in net charge-offs primarily reflect losses that were required for non-performing loans that are collateral dependent.
  The percentage of total non-accrual loans to total loans was 15.0 percent at December 31, 2009, up from 13.7 percent at September 30, 2009 and 8.0 percent at December 31, 2008, due to strategic actions to reduce non-relationship loans, the four Wisconsin branch sales and the recently announced branch sales.
  The allowance to non-accrual loans was 45 percent at December 31, 2009, up from 39 percent at September 30, 2009 and flat compared to December 31, 2008.
  The allowance to total loans was 6.74 percent at December 31, 2009, up from 5.35 percent at September 30, 2009 and up from 3.60 percent at December 31, 2008.
  Non-interest Income -- Non-interest income was $18.8 million in the fourth quarter 2009 compared to $16.7 million in the third quarter 2009 and $16.9 million in the fourth quarter 2008.
  The increase is due primarily to a $1.8 million gain on the sale of four Wisconsin branches and the $2.1 million net security gains in fourth quarter 2009 compared to $1.5 million net security gains in third quarter 2009 and $1.0 million in fourth quarter 2008.
  Operating Expenses -- Operating expenses were $41.8 million in the fourth quarter 2009 compared to $38.7 million in the third quarter 2009 and $40.9 million in the fourth quarter 2008.
  Fourth quarter 2009 included $7.3 million of other loan related expenses including processing and collection expenses, foreclosed property expenses and loss reserves on unfunded commitments. This compares to $6.1 million in the third quarter 2009 and $3.9 million in the fourth quarter 2008.
  Insurance costs, primarily FDIC premiums, were $6.7 million in the fourth quarter 2009 compared to $4.5 million in the third quarter 2009 and $1.5 million in the fourth quarter 2008.
  Although personnel costs have decreased 37 percent from the same quarter a year ago, total operating expenses have increased by $0.9 million due to higher insurance costs and loan related expenses noted above. Significantly, fourth quarter 2009 included a $2.5 million reversal of previously accrued bonuses and incentives.
  Capital -- The Bank’s total capital ratio increased to 7.1 percent as of December 31, 2009.
  The Bank’s total risk-based capital ratio has improved. However, the leverage ratio remains significantly undercapitalized as it is 39 basis points below the undercapitalized category and the Tier 1 ratio fell to undercapitalized. The leverage ratio is a lagging indicator based on average assets, not ending balances, and does not fully reflect actions taken during the fourth quarter.
  As a result of the leverage ratio remaining significantly undercapitalized, the parent company is in technical default under its credit agreement with JPMorgan Chase Bank, N.A. AMCORE is and has been current with all its payments due under that facility. AMCORE previously received waivers from JP Morgan on December 18 and July 31 when it was in technical default. Both parties continue to work cooperatively.
  As previously reported, on January 8, 2010, the Office of the Comptroller of the Currency notified the Bank that its Capital Plan was not accepted and that even if the Bank's capital ratios improve to the undercapitalized category, the Bank will continue to be subject to operational restrictions applicable to significantly undercapitalized institutions until such time as the Bank has submitted to the OCC an acceptable plan.
  The timing of when the bank becomes adequately capitalized depends on a variety of factors and events, some of which include the benefits of the branch sale being fully realized, economic conditions stabilizing, success in attracting outside capital and future provisions and charge-offs.
  Pursuing new capital is a critical, ongoing part of the Company’s core strategy to return to long term sustainability as a community bank and executive management continues to hold discussions with numerous capital sources. While the AMCORE management team is exerting maximum effort to attract new capital, the failure to do so during 2010 may impact the Company’s ability to continue as a going concern.

Additional financial data for the Company’s earnings call will be available in the presentation section of the Investor Relations page on the Company’s website at www.AMCORE.com.

CONFERENCE CALL INFORMATION:

The quarterly conference call will be held Tuesday, February 2, 2010, at 11 a.m. CST. The call will last approximately one hour with remarks from AMCORE executive management. Interested parties are invited to join the live broadcast by calling 1-888-517-2458, ID number 5985055# or via webcast at www.AMCORE.com.

An audio recording of the quarterly conference call will be available starting one hour after the live broadcast. The audio recording will remain archived until midnight CST on February 20 and can be obtained by calling 1-888-843-8996, ID number 5985055#. Replays of the conference call can also be accessed through the Company’s Website until midnight CST on March 6.

ABOUT AMCORE

AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $3.8 billion with 66 locations in Illinois and Wisconsin. AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and wealth management services including trust, brokerage, private banking, financial planning, investment management, insurance and comprehensive retirement plan services.

AMCORE common stock is listed on The NASDAQ Stock Market under the symbol “AMFI.” Further information about AMCORE Financial, Inc. can be found at the Company’s website at www.AMCORE.com.

FORWARD LOOKING STATEMENTS

This news release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by the Company’s officers and directors to the press, potential investors, securities analysts and others will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE’s management and on information currently available to such management. The use of the words “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “may”, “will” or similar expressions identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any forward-looking statements in light of new information or future events.

Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors – many of which are beyond the ability of the Company to control or predict – could cause actual results to differ materially from those in its forward-looking statements.   These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new or existing competitors; (II) adverse state, local and federal legislation and regulation or adverse findings or rulings made by local, state or federal regulators or agencies regarding AMCORE and its operations; (III) failure to obtain new customers and retain existing customers and related deposit relationships; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel; (VI) changes in interest rates including the effect of prepayments; (VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in accounting principles generally accepted in the United States of America; (XVI) changes in assumptions or conditions affecting the application of “critical accounting estimates”; (XVII) inability of third-party vendors to perform critical services for the Company or its customers; (XVIII) disruption of operations caused by the conversion and installation of data processing systems; (XIX) adverse economic or business conditions affecting specific loan portfolio types in which the Company has a concentration, such as construction and land development loans; (XX) zoning restrictions or other limitations at the local level, which could prevent limited branch offices from transitioning to full-service facilities; (XXI) possible changes in the creditworthiness of customers and value of collateral and the possible impairment of collectibility of loans; (XXII) changes in lending terms to the Company and the Bank by the Federal Reserve, Federal Home Loan Bank, or any other regulatory agency or third party; (XXIII) the recently enacted Emergency Economic Stabilization Act of 2008, and the various programs the U.S. Treasury and the banking regulators are implementing to address capital and liquidity issues in the banking system, all of which may have significant effects on the Company and the financial services industry, the exact nature and extent of which cannot be determined at this time; and (XXIV) failure by the company to comply with the provisions of any regulatory order or agreement to which the Company is subject could result in additional and material enforcement actions by the applicable regulatory agencies.

AMCORE Financial, Inc.
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

($ in 000's except per share data)	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	4Q/3Q	4Q 09/08
SHARE DATA	2009	2009	2009	2009	2008	Inc(Dec)	Inc(Dec)
Diluted earnings per share	$(1.14)	$(6.81)	$(0.47)	$(1.34)	$(1.42)	83%	20%
Cash dividends	$--	$--	$--	$--	$--	0%	0%
Book value	$1.56	$2.91	$9.70	$10.66	$11.55	(46%)	(86%)
Average diluted shares outstanding	23,072	22,976	22,768	22,683	22,652	0%	2%
Ending shares outstanding	23,103	23,069	22,869	22,738	22,682	0%	2%

INCOME STATEMENT

Total interest income	$40,892	$45,530	$49,425	$53,878	$61,415	(10%)	(33%)
Total interest expense	24,620	27,542	30,761	31,412	34,467	(11%)	(29%)
Net interest income	16,272	17,988	18,664	22,466	26,948	(10%)	(40%)

Provision for loan losses	50,160	60,254	17,000	62,743	57,487	(17%)	(13%)

Non-interest income:
Investment management & trust	3,364	3,398	3,544	3,004	3,661	(1%)	(8%)
Service charges on deposits	6,767	7,165	7,003	6,377	8,075	(6%)	(16%)
Company owned life insurance	1,139	1,346	1,081	1,016	997	(15%)	14%
Brokerage commission	594	610	770	756	739	(3%)	(20%)
Bankcard fee income	1,982	2,073	2,116	1,999	2,062	(4%)	(4%)
Net security gains	2,140	1,471	12,867	6,911	1,008	45%	112%
Other	2,803	644	1,153	1,328	383	N/M	N/M
Total non-interest income	18,789	16,707	28,534	21,391	16,925	12%	11%

Operating expenses:
Personnel costs	13,399	16,450	19,106	20,806	21,171	(19%)	(37%)
Net occupancy & equipment	6,119	6,087	6,049	6,467	6,677	1%	(8%)
Data processing	660	702	617	791	733	(6%)	(10%)
Professional fees	3,498	1,609	1,521	1,878	2,141	117%	63%
Insurance expense	6,744	4,524	7,853	2,411	1,453	49%	N/M
Communication	1,014	1,097	1,056	1,150	1,176	(8%)	(14%)
Loan processing and collection expense	3,089	2,106	2,998	2,054	2,150	47%	44%
Provision for unfunded commitment losses	340	(719)	81	298	1,443	(147%)	(76%)
Other	6,981	6,879	9,259	3,586	3,990	1%	75%
Total operating expenses	41,844	38,735	48,540	39,441	40,934	8%	2%

Loss before income taxes	(56,943)	(64,294)	(18,342)	(58,327)	(54,548)	11%	(4%)
Income tax expense (benefit)	(30,677)	92,101	(7,618)	(27,929)	(22,429)	(133%)	37%
Net Loss	$(26,266)	$(156,395)	$(10,724)	$(30,398)	$(32,119)	83%	18%

($ in 000's except per share data)	Year-to-Date		09/08
SHARE DATA	2009	2008	Inc(Dec)
Diluted earnings per share	$(9.78)	$(4.32)	126%
Cash dividends	$--	$0.278	(100%)
Book value	$1.56	$11.55	(86%)
Average diluted shares outstanding	22,876	22,629	1%
Ending shares outstanding	23,103	22,682	2%

INCOME STATEMENT

Total interest income	$189,725	$ 272,756	(30%)
Total interest expense	114,335	140,871	(19%)
Net interest income	75,390	131,885	(43%)

Provision for loan losses	190,157	202,716	(6%)

Non-interest income:
Investment management & trust	13,310	16,269	(18%)
Service charges on deposits	27,312	33,241	(18%)
Company owned life insurance	4,582	4,566	0%
Brokerage commission	2,730	4,273	(36%)
Bankcard fee income	8,170	8,594	(5%)
Net security gains	23,389	2,018	N/M
Other	5,928	5,641	5%
Total non-interest income	85,421	74,602	15%

Operating expenses:
Personnel costs	69,761	88,912	(22%)
Net occupancy & equipment	24,722	26,457	(7%)
Data processing	2,770	2,962	(6%)
Professional fees	8,506	8,624	(1%)
Insurance expense	21,532	4,687	N/M
Communication	4,317	5,054	(15%)
Loan processing and collection expense	10,247	6,977	47%
Provision for unfunded commitment losses	--	4,804	(100%)
Other	26,705	24,002	11%
Total operating expenses	168,560	172,479	(2%)

Loss before income taxes	(197,906)	(168,708)	17%
Income tax expense (benefit)	25,877	(70,909)	(136%)
Net Loss	$(223,783)	$(97,799)	129%

	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	Basis Point	Basis Point
KEY RATIOS AND DATA	2009	2009	2009	2009	2008	Change	Change

Net interest margin (FTE)	1.68%	1.67%	1.59%	1.94%	2.37%	1	(69)

Return on average assets	-2.53%	-13.29%	-0.84%	-2.40%	-2.54%	N/M	1
Return on average equity	-138.80%	-283.42%	-18.14%	-48.24%	-44.78%	N/M	N/M
Efficiency ratio	119.35%	111.64%	102.84%	89.93%	93.30%	N/M	N/M
Equity/assets (end of period)	0.95%	1.54%	4.54%	4.58%	5.21%	(59)	(426)

Allowance to loans (end of period)	6.74%	5.35%	4.81%	4.61%	3.60%	139	314
Allowance to non-accrual loans	45%	39%	39%	42%	45%	N/M	(15)
Allowance to non-performing loans	41%	38%	39%	41%	44%	370	(256)
Non-accrual loans to loans	15.02%	13.72%	12.31%	10.93%	8.03%	130	N/M
Non-performing assets to total assets	10.08%	10.41%	9.01%	7.88%	6.56%	(33)	352

($ in millions)
Total assets under administration	$1,990	$2,040	$1,967	$1,882	$1,999	(2%)	(0%)
Mortgage loans closed	$34	$44	$97	$113	$27	(23%)	26%

	Year-to-Date		Basis Point
KEY RATIOS AND DATA	2009	2008	Change

Net interest margin (FTE)	1.72%	2.84%	(112)

Return on average assets	-4.70%	-1.91%	(279)
Return on average equity	-114.05%	-29.64%	N/M
Efficiency ratio	104.82%	83.53%	N/M

N/M = not meaningful

AMCORE Financial, Inc.
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(Unaudited)

($ in 000's)	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
AVERAGE BALANCE SHEET	2009	2009	2009	2009
Assets:
Investment securities, at cost	$617,183	$810,586	$828,945	$725,592
Short-term investments	327,890	282,342	512,465	343,098
Loans held for sale	47,914	54,822	12,501	14,671
Loans: Commercial	520,886	588,711	679,581	739,413
Commercial real estate	1,773,924	1,915,212	2,030,676	2,180,385
Residential real estate	377,058	401,388	428,024	441,809
Consumer	257,846	316,724	343,565	373,946
Total loans	$2,929,714	$3,222,035	$3,481,846	$3,735,553
Total earning assets	$3,922,701	$4,369,785	$4,835,757	$4,818,914

Allowance for loan losses	(166,522)	(165,013)	(167,281)	(149,186)
Other non-earning assets	369,425	463,968	476,026	456,670
Total assets	$4,125,604	$4,668,740	$5,144,502	$5,126,398
Liabilities and Stockholders' Equity:
Non-interest bearing deposits	$524,947	$546,118	$569,508	$481,486
Interest bearing deposits	819,240	896,860	990,234	1,111,332
Time deposits	1,432,847	1,511,290	1,545,345	1,397,213
Total bank issued deposits	$2,777,034	$2,954,268	$3,105,087	$2,990,031
Wholesale deposits	907,258	1,064,431	1,254,068	1,139,003
Short-term borrowings	81,814	132,489	224,225	351,232
Long-term borrowings	231,088	237,713	263,480	353,102
Total wholesale funding	$1,220,160	$1,434,633	$1,741,773	$1,843,337
Total interest bearing liabilities	3,472,247	3,842,783	4,277,352	4,351,882
Other liabilities	53,332	60,911	60,569	37,487
Total liabilities	$4,050,526	$4,449,812	$4,907,429	$4,870,855
Stockholders' equity	82,644	224,953	236,610	262,464
Other comprehensive (loss) income	(7,566)	(6,025)	463	(6,921)
Total stockholders' equity	75,078	218,928	237,073	255,543
Total liabilities & stockholders' equity	$4,125,604	$4,668,740	$5,144,502	$5,126,398

CREDIT QUALITY
Ending allowance for loan losses	$145,022	$162,490	$161,650	$165,577
Net charge-offs	64,765	59,414	20,677	33,578
Net charge-offs to avg loans (annualized)	8.77%	7.32%	2.38%	3.65%
Non-performing assets:
Non-accrual loans	$323,365	$416,838	$413,762	$392,510
Loans 90 days past due & still accruing	3,992	5,264	1,609	8,784
Troubled debt restructured loans (TDRs)	22,636	8,444	748	811
Total non-performing loans	349,993	430,546	416,119	402,105
Foreclosed real estate	30,629	22,650	24,116	14,996
Other foreclosed assets	252	311	132	237
Total non-performing assets	$380,874	$453,507	$440,367	$417,338

YIELD AND RATE ANALYSIS
Assets:
Investment securities (FTE)	3.03%	2.77%	2.95%	4.47%
Short-term investments	0.25%	0.25%	0.25%	0.23%
Loans held for sale	5.38%	5.35%	4.44%	4.50%
Loans: Commercial	4.94%	4.62%	4.48%	4.33%
Commercial real estate	4.38%	4.43%	4.71%	4.75%
Residential real estate	4.69%	4.79%	4.92%	5.02%
Consumer	7.86%	7.84%	7.66%	7.72%
Total loans (FTE)	4.82%	4.85%	4.98%	5.00%
Total interest earning assets (FTE)	4.17%	4.17%	4.13%	4.58%
Liabilities:
Interest bearing deposits	0.34%	0.33%	0.37%	0.53%
Time deposits	3.15%	3.33%	3.38%	3.42%
Total bank issued deposits	2.13%	2.21%	2.20%	2.14%
Wholesale deposits	3.97%	3.91%	3.97%	4.29%
Short-term borrowings	1.20%	0.69%	1.95%	2.52%
Long-term borrowings	5.45%	5.54%	4.98%	4.45%
Total wholesale funding	4.07%	3.89%	3.87%	3.98%
Total interest bearing liabilities	2.81%	2.84%	2.88%	2.92%
Net interest spread	1.36%	1.33%	1.25%	1.66%
Net interest margin (FTE)	1.68%	1.67%	1.59%	1.94%

FTE adjustment (000's)	$237	$330	$435	$665

AMCORE Financial, Inc.
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(Unaudited)

($ in 000's)	4th Qtr.	4Q/3Q	4Q 09/08	Ending
AVERAGE BALANCE SHEET	2008	Inc(Dec)	Inc(Dec)	Balances
Assets:
Investment securities, at cost	$846,415	(24%)	(27%)	$492,896
Short-term investments	29,590	16%	N/M	409,459
Loans held for sale	2,862	(13%)	N/M	495,198
Loans: Commercial	773,736	(12%)	(33%)	345,645
Commercial real estate	2,222,806	(7%)	(20%)	1,361,550
Residential real estate	445,372	(6%)	(15%)	316,459
Consumer	369,654	(19%)	(30%)	128,903
Total loans	$3,811,568	(9%)	(23%)	$2,152,557
Total earning assets	$4,690,435	(10%)	(16%)	$3,550,110

Allowance for loan losses	(133,968)	1%	24%	(145,022)
Other non-earning assets	470,556	(20%)	(21%)	372,142
Total assets	$5,027,023	(12%)	(18%)	$3,777,230
Liabilities and Stockholders' Equity:
Non-interest bearing deposits	$453,717	(4%)	16%	$499,964
Interest bearing deposits	1,223,287	(9%)	(33%)	766,921
Time deposits	1,151,156	(5%)	24%	1,331,740
Total bank issued deposits	$2,828,160	(6%)	(2%)	$2,598,625
Wholesale deposits	1,018,975	(15%)	(11%)	807,655
Short-term borrowings	446,041	(38%)	(82%)	35,964
Long-term borrowings	403,632	(3%)	(43%)	241,677
Total wholesale funding	$1,868,648	(15%)	(35%)	$1,085,296
Total interest bearing liabilities	4,243,091	(10%)	(18%)	3,183,957
Other liabilities	44,843	(12%)	19%	57,302
Total liabilities	$4,741,651	(9%)	(15%)	$3,741,223
Stockholders' equity	297,392	(63%)	(72%)	46,488
Other comprehensive (loss) income	(12,020)	26%	(37%)	(10,481)
Total stockholders' equity	285,372	(66%)	(74%)	36,007
Total liabilities & stockholders' equity	$5,027,023	(12%)	(18%)	$3,777,230

CREDIT QUALITY
Ending allowance for loan losses	$136,412	(11%)	6%
Net charge-offs	55,908	9%	16%
Net charge-offs to avg loans (annualized)	5.84%	20%	50%
Non-performing assets:
Non-accrual loans	$304,176	(22%)	6%
Loans 90 days past due & still accruing	8,889	(24%)	(55%)
Troubled debt restructured loans (TDRs)	--	168%	0%
Total non-performing loans	313,065	(19%)	12%
Foreclosed real estate	16,899	35%	81%
Other foreclosed assets	224	(19%)	13%
Total non-performing assets	$330,188	(16%)	15%

YIELD AND RATE ANALYSIS
Assets:
Investment securities (FTE)	4.80%
Short-term investments	1.83%
Loans held for sale	7.59%
Loans: Commercial	5.01%
Commercial real estate	5.13%
Residential real estate	5.48%
Consumer	7.92%
Total loans (FTE)	5.42%
Total interest earning assets (FTE)	5.29%
Liabilities:
Interest bearing deposits	1.03%
Time deposits	3.68%
Total bank issued deposits	2.31%
Wholesale deposits	4.58%
Short-term borrowings	3.18%
Long-term borrowings	5.21%
Total wholesale funding	4.38%
Total interest bearing liabilities	3.22%
Net interest spread	2.07%
Net interest margin (FTE)	2.37%

FTE adjustment (000's)	$834

N/M = not meaningful

CONTACT: AMCORE Financial, Inc.
         For media inquiries:
         Katherine Taylor, Investor Relations Manager
           815-961-7164
         For financial inquiries:
         Judith Carre Sutfin, Executive Vice President and CFO
           815-961-7081